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                                                                  Exhbit (e)(11)



                                 AMENDMENT NO. 1

                                       TO

                                RIGHTS AGREEMENT

                                     BETWEEN

                          ROLLINS TRUCK LEASING, CORP.

                                       AND

                         REGISTRAR AND TRANSFER COMPANY

This Amendment No. 1, dated as of the 15th day of January, 2001, is an amendment to that certain Rights Agreement (the "Rights Agreement"), dated as of June 1, 1999, between Rollins Truck Leasing Corp. (the "Company") and Registrar and Transfer Company (the "Rights Agent").

     WHEREAS, Section 26 to the Rights Agreement provides that as long as the Rights defined and created by the Rights Agreement (the "Rights") are redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement and amend any provision of the Rights Agreement without the approval of any holders of the Rights or the Common Stock of the Company, provided that no such supplement or amendment shall be made which changes the Redemption Price (as defined in the Rights Agreement), the Final Expiration Date (as defined in the Rights Agreement) or the number of shares of Common Stock for which a Right is exercisable;

     WHEREAS, the Company, Penske Truck Leasing Co., L.P., a Delaware limited partnership, ("Penske") and Sun Acquisition Corporation, a Delaware corporation ("Purchaser"), have entered into an Agreement and Plan of Merger (the "Agreement and Plan of Merger"), dated as of January 15, 2001, pursuant to which the Purchaser will (i) make a cash tender offer to acquire all shares of the issued and outstanding Common Stock, U.S.$1.00 par value, of the Company, including the Rights, and (ii) merge with and into the Company, with the Company as the surviving corporation following the merger;

     WHEREAS, unless the Rights Agreement is amended, as a result of the transactions contemplated by the Agreement and Plan of Merger, Penske and/or Purchaser would be deemed an Acquiring Person (as defined in the Rights Agreement) and a Triggering Event (as defined in the Rights Agreement) would occur;

     WHEREAS, the Company desires to amend the Rights Agreement as provided herein in order to avoid a Triggering Event and hereby directs the Rights Agent to so amend the Rights Agreement; and

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     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

      1.    Amendment

      Effective 12:01 A.M. on the 15th day of January, 2001, the following shall be added to the end of the definition of Acquiring Person in Section 1(a) to the Rights Agreement:

            "Notwithstanding the foregoing, neither Penske Truck
      Leasing Co., L.P., a Delaware limited partnership, nor Sun
      Acquisition Corporation, a Delaware corporation, nor any of their respective affiliates shall be deemed to be an Acquiring Person in connection with the transactions contemplated by the Agreement and Plan of Merger."

      2.    Representations and Warranties of the Company.

      The Company represents and warrants to the Rights Agent that (i) this Amendment No. 1 is permitted under the terms of the Rights Agreement, and (ii) this Amendment No. 1 does not change the Redemption Price, the Final Expiration Date or the number of shares of Common Stock for which a Right is exercisable under the Rights Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed, all as of the day and year first above written.

                                    ROLLINS TRUCK LEASING, CORP.


                                    By: /s/ Klaus M. Belohoubek
                                        --------------------------------
                                          Klaus M. Belohoubek
                                          Vice President-General Counsel



ACCEPTED AND AGREED TO:


REGISTRAR AND TRANSFER COMPANY


By: /s/ Thomas L. Montrone
    --------------------------------
    Thomas L. Montrone
    President